Exhibit 99.1

FOR IMMEDIATE RELEASE

November 27, 2006

Contact:	Rosemarie Faccone
Susan Jordan
732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

REPORTS PRELIMINARY YEAR-END EARNINGS

FREEHOLD, NJ, November 27, 2006…..Monmouth Real Estate Investment Corporation (NASDAQ/MNRTA) reported preliminary unaudited net income of approximately $6,200,000 for the year ended September 30, 2006, as compared to audited net income of $9,046,822 for the year ended September 30, 2005.

A summary of the preliminary unaudited operating results for the year ended September 30, 2006 as compared to the audited results of the year ended September 30, 2005 is as follows:

	Year Ended September 30, 2006 (Unaudited) (rounded to the nearest hundred thousand)	Year Ended September 30, 2005 (Audited) (2)

Rental & Occupancy Charges	$26,500,000	$24,511,877
Total Expenses	$13,100,000	$11,882,055
Other Income (Expense) (1)	$(7,200,000)	$(3,583,000)
Net Income (1)	$6,200,000	$9,046,822

At September 30, 2006 (Unaudited)

Total Assets	$241,900,000
Total Liabilities	134,300,000
Shareholders’ Equity	107,600,000

(1)             The increase in other income (expense) and the resulting decrease in net income in fiscal 2006 are due mainly to the fact that fiscal 2005 audited results included a net gain on securities transactions of $1,525,325 and a gain on the dissolution of an equity investment of $1,269,179.

(2)             During 2006, the Company sold one industrial property which will result in a reclassification of approximately $209,577 of rent and occupancy charges and $93,400 in total expenses to discontinued operations for the year ended September 30, 2005.

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.  The Company’s equity portfolio consists of forty-one industrial properties and one shopping center located in New Jersey, New York, Connecticut, Maryland, Michigan, Mississippi, Missouri, Massachusetts, Iowa, Illinois, Nebraska, North Carolina, Kansas, Pennsylvania, Florida, Virginia, Ohio, Wisconsin, Arizona, Colorado, South Carolina, Georgia and Alabama.  In addition, the Company owns a portfolio of REIT securities.

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